Exhibit 99.1

VSE CORPORATION AMENDS, EXTENDS AND UPSIZES CREDIT FACILITY

ALEXANDRIA, Va., October 11, 2022 - VSE Corporation (NASDAQ: VSEC, "VSE", or the "Company"), a leading provider of aftermarket distribution and maintenance, repair and overhaul ("MRO") services for land, sea and air transportation assets for government and commercial markets, today announced that it has successfully amended, extended and upsized the Company’s existing credit facility with its lending syndicate.

“Our amended credit facility serves to lower borrowing costs, increase availability under our term loan, and extend the maturity date; the combination of which further positions us to continue to execute on our transformation and growth strategy,” said Stephen Griffin, Chief Financial Officer of VSE Corporation. “We want to thank our lending syndicate for their continued partnership and confidence in the strategic direction of our business.”

The amendment provides for the following:
•Increases total term loan borrowing capacity from $49 million to $100 million and maintains revolving credit facility capacity of $350 million;
•Extends the maturity date of the term loan and revolving credit facility from July 2024 to October 2025;
•Modifies required quarterly amortization payments on the term loan from $3.8 million to $2.5 million;
•Transitions the benchmark rate from LIBOR to SOFR with a SOFR floor of 0.00%;
•Revises the maximum total leverage ratio from 4.25x to 4.50x, with such ratio decreasing to 3.50x by October 2024; and
•Provides a reduction in interest rate margins, with such margins and fees stepping down in accordance with revised leverage ratios.

ABOUT VSE CORPORATION
VSE is a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets. Core services include MRO services, parts distribution, supply chain management and logistics, engineering support, and consulting and training services for global commercial, federal, military and defense customers. VSE also provides information technology and energy consulting services. For additional information regarding VSE's products and services, visit www.vsecorp.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE's actual results to vary materially from those indicated or anticipated by such statements. Many factors could cause actual results and performance to be materially different from any future results or performance, including, among others, the risk factors described in our reports filed or expected to be filed with the SEC. Any forward-looking statement or statement of belief speaks only as of the date of this press release. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR RELATIONS CONTACT: Noel Ryan | 720.778.2415 | investors@vsecorp.com